Exhibit 99.1

MEDIA CONTACT:
Terry Balluck
Kimberly-Clark Corp.
media.relations@kcc.com

Michael D. Hsu Elected Chairman of Kimberly-Clark

Thomas J. Falk to Retire as Executive Chairman of Kimberly-Clark’s Board of Directors

DALLAS, November 21, 2019 - Kimberly-Clark Corporation (NYSE: KMB) today announced that Chief Executive Officer Michael D. Hsu has been elected to the additional role of Chairman of the company’s Board of Directors effective January 1, 2020. Hsu, 55, succeeds Thomas J. Falk, who plans to retire from the company and the Board at the end of the year after serving as Chairman for the past 16 years.

Speaking on behalf of the Board of Directors, Ian Read, Independent Lead Director, said, "As part of the Board's ongoing focus on succession planning, both Mike and Tom have worked closely with the Board to plan this transition. Since joining the board in 2017, Mike has demonstrated strong leadership of Kimberly-Clark’s business and championed a strategy to deliver balanced, sustainable growth. We are confident that Mike will do an excellent job leading our Board.”

About Kimberly-Clark
Kimberly-Clark and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold the No. 1 or No. 2 share position in 80 countries. We use sustainable practices that support a healthy planet, build stronger communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 147-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.

[KMB-F]

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